As filed with the Securities and Exchange Commission on August 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YuMe, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7311	27-0111478
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1204 Middlefield Road
Redwood City, CA 94063
(650) 591-9400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2004 Stock Option Plan

2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan

(Full Title of the Plans)

Jayant Kadambi
Co-founder, Chairman of the Board, President and Chief Executive Officer

YuMe, Inc.
1204 Middlefield Road
Redwood City, CA 94063

 (650) 591-9400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Cynthia C. Hess, Esq. Horace L. Nash, Esq. Niki Fang, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041 (650) 988-8500	Paul T. Porrini, Esq. Executive Vice President, General Counsel and Secretary YuMe, Inc. 1204 Middlefield Road Redwood City, CA 94063 (650) 591-9400

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share	4,650,735	(2)	$4.67	(3)	$21,718,933	(3)	$2,963	(3)
Common Stock, $0.001 par value per share	3,507,865	(4)	$9.00	(5)	$31,570,785	(5)	$4,307	(5)
Common Stock, $0.001 par value per share	500,000	(6)	$7.65	(7)	$3,825,000	(7)	$522	(7)
TOTAL	8,658,654		N/A		$57,114,718		$7,792

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)

Represents shares of the Registrant’s common stock subject to issuance upon the exercise of stock options outstanding under the 2004 Stock Option Plan (“2004 Plan”) as of the date of this Registration Statement. Any such shares of common stock that are subject to awards under the 2004 Plan, which are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2004 Plan, instead will be available for issuance under the 2013 Equity Incentive Plan. See footnote 4 below.

(3)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2004 Plan as of the date of this Registration Statement (rounded up to the nearest cent).

(4)

Represents shares reserved for issuance under the 2004 Plan and 2013 Equity Incentive Plan (“2013 Plan”) as of the date of this Registration Statement, consisting of (a) 940,733 shares of common stock reserved for future issuance under the 2013 Plan, (b) 1,059,267 shares of common stock subject to issuance upon the exercise of stock options outstanding under the 2013 Plan and (c) 1,507,865 shares of common stock previously reserved but unissued under the 2004 Plan that are now available for future issuance under the 2013 Plan. To the extent outstanding awards under the 2004 Plan are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2004 Plan, the shares of common stock subject to such awards instead will be available for future issuance under the 2013 Plan. See footnote 2 above.

(5)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price (“IPO Price”) of the Registrant’s Common Stock as set forth in the Registration Statement on Form S-1 (File No. 333-189772) declared effective on August 6, 2013.

(6)	Represents shares reserved for issuance under the 2013 Employee Stock Purchase Plan as of the date of this Registration Statement.

(7)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the IPO Price, multiplied by 85%. Pursuant to the Registrant’s 2013 Employee Stock Purchase Plan, the purchase price of a share is 85% of the fair market value of the Registrant’s common stock.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (“Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (“Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.         Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (“Exchange Act”), are incorporated herein by reference:

(a)         the Registrant’s prospectus filed on August 7, 2013 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statements on Form S-1, as amended (File No. 333-189772 and 333-190418), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)         the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36039) filed with the Commission on August 2, 2013 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation to be effective upon the closing of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as directors, except liability for:

•                  Any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•                  Any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•                  Any transaction from which the director derived an improper personal benefit.

The Registrant’s restated certificate of incorporation and restated bylaws that will become effective upon the closing of the Registrant’s initial public offering require the Registrant to indemnify its directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law. Subject to certain limitations, the Registrant’s restated bylaws also requires it to advance expenses incurred by its directors and officers for the defense of any action for which indemnification is required or permitted.

In addition, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide them with additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections.  At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant currently carries liability insurance for its directors and officers.

The indemnification provision in the Registrant’s certificate of incorporation and bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Restated Certificate of Incorporation of the Registrant, as currently in effect.	S-1	333-189772	3.1	July 25, 2013

4.2	Form of Restated Certificate of Incorporation of Registrant, to be in effect at the closing of Registrant’s initial public offering.	S-1	333-189772	3.3	July 2, 2013

4.3	Bylaws of the Registrant, as currently in effect.	S-1	333-189772	3.2	July 2, 2013

4.4	Form of Restated Bylaws of Registrant, to be in effect at the closing of Registrant’s initial public offering.	S-1	333-189772	3.4	July 2, 2013

4.5	2004 Stock Option Plan and forms of award agreements.	S-1	333-189772	10.2	July 2, 2013

4.6	2013 Equity Incentive Plan and forms of award agreements.	S-1	333-189772	10.3	July 25, 2013

4.7	2013 Employee Stock Purchase Plan and forms of award agreements.	S-1	333-189772	10.4	July 25, 2013

5.1	Opinion and Consent of Fenwick & West LLP.					X

23.1	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm.					X

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

23.2	Consent of PricewaterhouseCoopers, LLP, independent accountants.					X

23.3	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement).					X

Item 9.         Undertakings.

A.            The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 6th day of August, 2013.

YUME, INC.

By:	/s/ JAYANT KADAMBI
Jayant Kadambi
Chairman of the Board of Directors,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jayant Kadambi and Paul Porrini, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

Chairman of the Board of Directors,
/s/ JAYANT KADAMBI	President and Chief Executive Officer	August 6, 2013
Jayant Kadambi	(Principal Executive Officer)

Executive Vice President,
/s/ TIMOTHY LAEHY	Finance and Chief Financial Officer	August 6, 2013
Timothy Laehy	(Principal Financial Officer)

/s/ JOSEPH LE CHEVALLIER	Chief Accounting Officer	August 6, 2013
Joseph Le Chevallier	(Principal Accounting Officer)

Executive Vice President,
/s/ AYYAPPAN SANKARAN	Engineering, Chief Technology Officer	August 6, 2013
Ayyappan Sankaran	and Director

/s/ SHAWN CAROLAN	Director	August 6, 2013
Shawn Carolan

/s/ MITCHELL HABIB	Director	August 6, 2013
Mitchell Habib

/s/ ADRIEL LARES	Director	August 6, 2013
Adriel Lares

/s/ PING LI	Director	August 6, 2013
Ping Li

/s/ CHRISTOPHER PAISLEY	Director	August 6, 2013
Christopher Paisley

/s/ DAVID WEIDEN	Director	August 6, 2013
David Weiden

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Restated Certificate of Incorporation of the Registrant, as currently in effect.	S-1	333-189772	3.1	July 25, 2013

4.2	Form of Restated Certificate of Incorporation of Registrant, to be in effect at the closing of Registrant’s initial public offering.	S-1	333-189772	3.3	July 2, 2013

4.3	Bylaws of the Registrant, as currently in effect.	S-1	333-189772	3.2	July 2, 2013

4.4	Form of Restated Bylaws of Registrant, to be in effect at the closing of Registrant’s initial public offering.	S-1	333-189772	3.4	July 2, 2013

4.5	2004 Stock Option Plan and forms of award agreements.	S-1	333-189772	10.2	July 2, 2013

4.6	2013 Equity Incentive Plan and forms of award agreements.	S-1	333-189772	10.3	July 25, 2013

4.7	2013 Employee Stock Purchase Plan and forms of award agreements.	S-1	333-189772	10.4	July 25, 2013

5.1	Opinion and Consent of Fenwick & West LLP.					X

23.1	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm.					X

23.2	Consent of PricewaterhouseCoopers, LLP, independent accountants.					X

23.3	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement).					X